PROMISSORY NOTE
                                March 31, 1998
                                Dallas, Texas

                                $25,000,000.00

      For value received, Dual Holding Company ("Maker"), a Delaware corporation, promises to pay to the order of ENSCO International Incorporated ("Payee"), the principal amount of Twenty-Five Million Dollars ($25,000,000.00), with interest as follows:

      1. All payments are to be made at the office of Payee, located at 2700 Fountain Place, 1445 Ross Avenue, Dallas, Texas 75202.

      2. The principal amount and interest of this Promissory Note are payable in full on or before March 31, 2000.

      3. The principal amount shall bear interest at the rate of five percent (5%) per annum, compounded annually.

      4. This Promissory Note may be prepaid in part or in full at any time without penalty.

      5. Maker agrees to pay on demand all costs of collection, legal expenses, and attorney's fees incurred or paid by any Holder in collecting or enforcing this Promissory Note on default.

      6. No delay or omission on the part of any Holder in exercising any right under this Promissory Note will operate as a waiver of such right or of any other right under this Promissory Note. A waiver on any one occasion will not be construed as a bar to or waiver of any right or remedy on any future occasion.

      7. As used in this Promissory Note, the term "Holder" means Payee or other indorsee of this Promissory Note who is in possession of it. If this Note is signed by more than one person in the capacity of Maker, it shall be the joint and several liabilities of these persons.

      8. It is expressly acknowledged that this Promissory Note is subordinate in right of payment to the Securities and to the Senior Indebtedness as such terms are defined in the Trust Indenture between Maker, certain Subsidiary Guarantors and Shawmut Bank, National Association, Trustee, dated January 15, 1994, and as thereafter supplemented.

                                                  Dual Holding Company, Maker

                                                  C.C. Gaut
                                                  -----------------------------
                                                  Signature

                                                  C. Christopher Gaut, President
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                                                  Printed Name, Title